Exhibit 99.1

               Hycor Biomedical Inc. Reports Third Quarter Results

     GARDEN GROVE, Calif.--(BUSINESS WIRE)--Oct. 29, 2003--Hycor Biomedical Inc. (Nasdaq:HYBD) today reported results for the third quarter of 2003. Sales for the three months ended Sept. 30, 2003 were $4,969,000, compared with sales of $4,509,000 for the same period last year, an increase of 10.2%. Net income for the three months ended Sept. 30, 2003, was $73,000, or $0.01 per share, compared with net income of $332,000, or $0.04 per share, for the same period last year.
     The company attributed the decline in net income for the quarter to the costs associated with the merger agreement between Hycor and Stratagene announced on July 23, 2003 as well as on-going R&D investments associated with its autoimmune product development agreements with Bayer Diagnostics and Beckman Coulter. On Oct. 2, 2003, Stratagene filed a Form S-4 with the Securities and Exchange Commission regarding the proposed transaction to merge with Hycor and is awaiting response from the Commission. Once the SEC approves the S-4, it will be mailed along with a proxy to the shareholders of Hycor.
     For the nine months ended Sept. 30, 2003, Hycor reported sales of $14,828,000, compared with sales of $13,774,000 for the same period last year, an increase of 7.7%. Net income for the nine months ended Sept. 30, 2003 was $622,000, or $0.08 per share, compared to $993,000, or $0.12 per share, in 2002.

     About Hycor Biomedical

     Hycor Biomedical Inc. discovers, develops, manufactures, and markets diagnostic products for a variety of human medical conditions. These products include high quality automated instrument and reagent systems that use blood samples to test for more than 900 different allergies and autoimmune disorders, and urinalysis controls and disposable products under the KOVA(R) brand, the market leader in standardized microscopic urinalysis. Hycor products are used by physicians and clinical laboratories all over the world to provide accurate, reliable test results. With headquarters in Garden Grove and facilities in Germany and Scotland, Hycor employs more than 140 people worldwide and serves customers in more than 50 countries. Visit Hycor Biomedical's Web site at http://www.hycorbiomedical.com.

     The matters discussed in this report are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from the results anticipated in the forward-looking statements. These risks and uncertainties include, but are not limited to, economic, competitive, governmental, and technological factors affecting the company's operations, markets, products, services and prices, and other factors discussed in the company's filings with the Securities and Exchange Commission. -0- *T

                         HYCOR BIOMEDICAL INC.
                        CONSOLIDATED STATEMENTS

                                            Three Months  Nine Months
                                                Ended        Ended
                                              Sept. 30,    Sept. 30,
INCOME STATEMENT                             2003  2002   2003   2002

Product Sales                               4,969 4,509 14,828 13,774
Cost of Sales                               2,228 2,084  6,779  6,445

  Gross Profit on Sales                     2,741 2,425  8,049  7,329

Expenses                                    2,756 2,120  7,620  6,343

   Operating Income                           (15)  305    429    986

Interest Expense                               --    10      4     32
Interest Income                                39    48    139    119
Gain on Sale of Investments                    67    --     67     --
Foreign Exchange (L)/G                        (16)   62     53     83

Net Income Before Taxes                        75   405    684  1,156

Income Tax Provision                            2    73     62    163

Net Income                                     73   332    622    993

Basic Earnings Per Share                     0.01  0.04   0.08   0.12

Diluted Earnings Per Share                   0.01  0.04   0.07   0.12

Weighted Avg. Shares -- Basic               8,078 8,041  8,063  8,031

Weighted Avg. Shares -- Diluted             8,589 8,232  8,442  8,238


                                                          Sept.   Dec.
BALANCE SHEET                                               30,    31,
                                                          2003   2002

Cash and Equivalents                                     6,851  5,458
Other Current Assets                                     7,691  8,314
Net Property and Equipment                               2,079  2,278
Other Assets, Net                                          239    245

                                                        16,860 16,295

Current Liabilities                                      2,812  2,032
Long-Term Debt                                              --  1,000
Stockholders' Equity                                    14,048 13,263

                                                        16,860 16,295

Note: Dollars in thousands except earnings per share.


    CONTACT: Hycor Biomedical Inc., Garden Grove
             Reg Jones, 714-933-3000
             or
             EVC Group
             Douglas M. Sherk or Jennifer Cohn, 415-896-6820